Exhibit 99.1

Verso Paper Corp. Reports First Quarter 2011 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 9, 2011--Verso Paper Corp. (NYSE: VRS) today reported financial results for the first quarter of 2011. Results for the quarters ended March 31, 2011 and 2010 include:

  Net sales increased 14.6% to $416.6 million in 2011 from $363.6 million in 2010.
  Operating income of $14.1 million in 2011 compared to an operating loss of $21.5 million in 2010.
  Net loss before items of $18.1 million in 2011, or $0.34 per diluted share, compared to a net loss before items of $52.0 million, or $0.99 per diluted share in 2010.
  Adjusted EBITDA before pro forma effects of profitability program of $47.0 million in 2011, compared to $13.1 million in 2010. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the first quarter of 2011 increased $53.0 million, or 14.6%, as the average sales price for all of our products increased 13.3% compared to the first quarter of 2010 and increased 2.5% compared to the fourth quarter of 2010. The improvement in our average sales price reflects price increases that went into effect during 2010. We announced additional price increases for our core products of $40 per ton effective April 1, 2011. Verso’s gross margin was 15.4% for the first quarter of 2011 compared to 7.4% for the same period in 2010 and 17.2% for the fourth quarter of 2010. Sales volume was stable on both a sequential quarter basis and year over year.

Verso reported a net loss of $44.6 million in the first quarter of 2011, or $0.84 per diluted share, which included $26.5 million of charges from special items, or $0.50 per diluted share, primarily due to $26.1 million in pre-tax net losses related to the early retirement of debt in connection with our debt refinancing. Verso had a net loss of $53.6 million, or $1.02 per diluted share, in the first quarter of 2010, which included $1.6 million of charges from special items, or $0.03 per diluted share, primarily due to costs associated with new product development.

"Our first quarter adjusted EBITDA results improved $34 million compared to the first quarter of 2010. Normally, the first and second quarters are seasonally slow quarters for coated papers, so we view our first quarter results as very positive,” said Mike Jackson, President and Chief Executive Officer of Verso. “Prices continued to improve in the first quarter, consistent with our expectations. We also announced a price increase of $40 per ton, effective April 1 for all of our core products.

“All of our announced energy projects are on schedule, and, as previously mentioned, we expect a positive EBITDA impact of $50 million per year, beginning in the fourth quarter of 2012.

“During the quarter, we also focused on our capital structure by refinancing our second priority senior secured notes due 2014 and a portion of our first priority senior secured notes due 2014 with new second priority senior secured notes, which extended our maturity date to 2019 and reduced our interest expense.”

Summary Results
Results of Operations – Comparison of the First Quarter of 2011 to the First Quarter of 2010

	Three Months Ended
	March 31,
(Dollars in thousands)	2011	2010
Net sales	$416,592	$363,646
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	352,528	336,746
Depreciation, amortization, and depletion	31,347	32,142
Selling, general, and administrative expenses	18,634	16,269
Total operating expenses	402,509	385,157
Operating income (loss)	14,083	(21,511)
Interest income	(34)	(39)
Interest expense	32,389	32,322
Other, net	26,327	(244)
Loss before income taxes	(44,599)	(53,550)
Income tax benefit	(2)	-
Net loss	$(44,597)	$(53,550)

Net Sales. Net sales for the first quarter of 2011 increased 14.6% to $416.6 million from $363.6 million in the first quarter of 2010, as the average sales price for all of our products increased 13.3%, reflecting price increases implemented during 2010 as the economy began to recover and demand for our products improved. Total sales volume grew 1.1% compared to the first quarter of 2010.

Net sales for our coated and supercalendered papers segment increased 16.2% in the first quarter of 2011 to $351.7 million from $302.8 million for the same period in 2010, due to a 13.0% increase in the average paper sales price per ton combined with a 2.8% increase in paper sales volume.

Net sales for our market pulp segment decreased 4.5% to $35.7 million in the first quarter of 2011 from $37.4 million for the same period in 2010. This decline reflects an 11.5% decrease in sales volume, which was largely offset by an increase of 7.9% in the average sales price per ton compared to the first quarter of 2010.

Net sales for our other segment increased 24.4% to $29.2 million in the first quarter of 2011 from $23.4 million in the first quarter of 2010. The improvement in 2011 was due to a 15.1% increase in the average sales price per ton combined with an increase of 8.0% in sales volume, reflecting the continued development of new paper product offerings for our customers.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $383.9 million in the first quarter of 2011 compared to $368.9 million in 2010. Our gross margin, excluding depreciation, amortization, and depletion, improved to 15.4% for the first quarter of 2011 from 7.4% for the first quarter of 2010, reflecting higher average sales prices during the first quarter of 2011. Depreciation, amortization, and depletion expenses were $31.4 million in the first quarter of 2011 compared to $32.1 million in the first quarter of 2010.

Selling, general, and administrative. Selling, general, and administrative expenses were $18.6 million in the first quarter of 2011 compared to $16.2 million for the same period in 2010, primarily due to inflation of personnel related costs.

Interest expense. Interest expense for the first quarter of 2011 was $32.4 million compared to $32.3 million for the same period in 2010.

Other, net. Other, net for the first quarter of 2011 was a net loss of $26.3 million compared to a net gain of $0.2 million for the first quarter of 2010. Included in the results for 2011 were $26.1 million in pre-tax net losses related to the early retirement of debt in connection with our debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Three		Three	Twelve
	Months	Year	Months	Months
	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	March 31,
(Dollars in millions)	2010	2010	2011	2011
Net loss	$(53.6)	$(131.1)	$(44.6)	$(122.1)
Income tax expense	-	0.1	-	0.1
Interest expense, net	32.3	128.0	32.4	128.1
Depreciation, amortization, and depletion	32.1	127.4	31.4	126.7
EBITDA	10.8	124.4	19.2	132.8
Adjustments to EBITDA:
Non-cash compensation/benefits(1)	0.4	1.7	0.6	1.9
Other items, net(2)	1.9	6.0	27.2	31.3
Adjusted EBITDA before pro forma effects of profitability program	13.1	132.1	47.0	166.0
Pro forma effects of profitability program(3)				47.9
Adjusted EBITDA				$213.9
(1) Represents amortization of non-cash incentive compensation.
(2) Represents earnings adjustments for product development costs, debt refinancing, and other miscellaneous non-recurring items.
(3) Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss first quarter and year-end results. Analysts and investors may participate in the live conference call by dialing 719-325-2365 or, within the U.S. and Canada only, 877-440-5785, access code 8033903. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?eventid=95561. This release and Verso’s 10-Q for the first quarter of 2011 will be made available on Verso’s website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 8033903. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versopaper.com
www.versopaper.com